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                                     Form of

                         Certificate of Actions Taken by
                          Steven G. Warshaw, President
                     Pursuant to Authority Delegated by the
                              Board of Directors of
                Chiquita Brands International, Inc. and approved
               by the Court pursuant to the Plan in Approving the
                       Terms of __% Senior Notes due 2009

         Steven G. Warshaw, President of Chiquita Brands International, Inc., pursuant to authority delegated by the Board of Directors and approved by the Court pursuant to the Plan, hereby approves the terms of the Company's __% Senior Notes due 2009. This Certificate, referred to herein as a Certificate of Terms, shall constitute a "Board Resolution" as defined in the Indenture.

         The Company is authorized to issue, pursuant to its Second Amended Plan of Reorganization dated March 8, 2002 under Chapter 11 of the U.S. Bankruptcy Code (the "Plan") and in accordance with the Indenture dated as of March 15, 2002 (the "Indenture") between the Company and Wells Fargo Bank Minnesota, National Association, a national banking association, as Trustee (the "Trustee"), a series of senior debt securities with the following terms:

         (1) The title of the series of senior debt securities shall be __% Senior Notes due 2009 (the "Notes").

         (2) The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be $300,000,000; the aggregate principal amount of Notes being issued under the Plan which may be initially authenticated and delivered under the Indenture pursuant to this Certificate of Terms shall be $250,000,000 (the "Issued Notes"). Pursuant to the Plan, the aggregate principal amount of Issued Notes outstanding may be reduced as a result of undeliverable or unclaimed distributions as of March __, 2003. To the extent such Issued Notes are undeliverable or unclaimed, they shall be retired to the status of unissued Notes and any interest previously paid with respect thereto shall be reimbursed to the Company.

         (3)    The Notes shall mature on March 15, 2009.

         (4) Interest in respect of the Notes shall accrue at the rate of __% per annum. Interest in respect of the Issued Notes shall accrue from March __, 2002. Interest in respect of the Notes shall be payable on Interest Payment Dates of March 15 and September 15 of each year, commencing, in the case of the Issued Notes, September 15, 2002. The Regular Record Dates for interest payable on Interest Payment Dates shall be March 1 and September 1, respectively. This Certificate of Terms provides for the interest rate to increase in certain circumstances.

         (5) In addition to payment by means provided in the Indenture, and subject to the provisions of Section (12) below, payments in respect of the principal of, premium, if any, and interest on any Notes shall be payable at, and the Notes may be surrendered for registration of transfer or for exchange at, the office or agency of the Company maintained for such purposes, which initially shall be American Security Transfer Company, Limited Partnership d/b/a Securities Transfer Company, Cincinnati, Ohio.

         (6) Notices and demands to or upon the Company in respect of the Notes and the Indenture may be addressed to the Company at its principal executive offices, 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: General Counsel.

         (7) Each of the definitions set forth in Exhibit A attached to this resolution shall apply to the Notes and shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture.

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         (8)   The Notes are subject to redemption on the terms set forth in
Exhibit B attached to this Certificate of Terms, which shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture. The Notes may also be subject to purchase by the Company prior to maturity, at the option of Holders, pursuant to
Section 1014 of Exhibit C attached to this Certificate of Terms.

         (9) The Company shall have no sinking fund or analogous obligations in respect of the Notes.

         (10) Each of the covenants set forth in Exhibit C attached to this Certificate of Terms shall apply to the Notes and shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture.

         (11) The Notes shall rank pari passu with other existing and future unsecured senior indebtedness of the Company.

         (12) The Notes initially shall be issued in the form of one Global Note held in book-entry form; however, beneficial ownership interests in the Notes may be held by purchasers ("Beneficial Owners") in amounts of $1,000 and integral multiples thereof. The Global Note shall be issued in permanent form and shall be deposited with the Depository Trust Company or its nominee ("DTC"), as U.S. Depositary. For so long as DTC serves as U.S. Depositary, the provisions of the Letter of Representations, entered into between the Company and DTC, shall be applicable to the Notes. Beneficial Owners of Notes evidenced by the Global Note will not be considered Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder.

         (13) The Global Note representing the Notes shall be substantially in the form attached hereto as Exhibit D, with such changes as the officer executing the Global Note may approve, such approval to be conclusively evidenced by the execution thereof by manual or facsimile signature.

         (14) Claims against the Company in respect of principal and interest on the Notes will be prescribed after ten years (in the case of principal) and five years (in the case of interest) from the relevant payment due date.

         (15) Owners of book-entry interests in the Global Note will receive definitive registered Notes if DTC, Euroclear Bank S.A./N.V. and Clearstream Banking Luxembourg all notify the Company that they are unwilling or unable to continue as a clearing agency for the Global Note and the Company is not able to appoint at least one qualified successor clearing agent within 90 days.

         All capitalized terms used but not defined in this Certificate of Terms, including Exhibits A, B, C and D to this Certificate of Terms, shall have the meanings set forth in the Indenture.

                                              __________________________________

                                              Steven G. Warshaw
                                              President

                                    Exhibit A
                                   Definitions

         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets of such Person.

         "Adjusted Consolidated Assets" on any date means the amount of all assets of the Company and its Subsidiaries on a consolidated basis (excluding applicable depreciation, amortization and other valuation reserves) less (1) all current liabilities of the Company and its Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case determined as of the last day of the immediately preceding fiscal quarter in accordance with GAAP.

         "Approved Bank" has the meaning set forth in the definition "Temporary Cash Investments."

         "Asset Sale" means: (1) the sale, conveyance or other disposition of any assets, other than (a) sales of inventory in the ordinary course of business consistent with past practices; (b) the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or (c) any transaction described in the following paragraph] or (2) the issuance of Equity Interests by any of the Company's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries, other than such an issuance or sale to the Company or one or more of its Subsidiaries.

         Notwithstanding the foregoing, the following transactions shall not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in Net Proceeds to the Company and its Subsidiaries of less than $5.0 million; (2) a transfer of assets between or among the Company and any one or more of its Subsidiaries; (3) an issuance or transfer of Equity Interests by a Subsidiary to the Company or to another Subsidiary; (4) a Restricted Payment that is permitted by Section 1012; (5) an exchange of assets used in Food-Related Businesses that complies with clauses (1) and (2) of
Section 1015(b), except to the extent of any cash when and as received by the Company or any Subsidiary; (6) contribution of assets or stock to, or a merger with, another entity that complies with clauses (1) and (2) of Section 1015(b), if immediately after such transaction the Company will own, directly or indirectly, more than 20% of the total stock or other Equity Interests of such entity, except to the extent of any Net Proceeds when and as received by the Company or any Subsidiary; (7) the sale of farm or other real property and improvements used in agricultural production that complies with clauses (1) and
(2) of Section 1015(b), except to the extent of any Net Proceeds when and as received by the Company or any Subsidiary; and (8) sales of Temporary Cash Investments or other ordinary course cash management transactions.

         "Asset Sale Offer" has the meaning set forth in Section 1015.

         "Calculation Date" has the meaning specified in the definition "Fixed Charge Coverage Ratio."

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Change of Control" means an event or series of events by which any of the following occurs: (1) any "Person" is or becomes the "beneficial owner" directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company; (2) the Company consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its assets in one or a series of transactions to any entity, or any entity consolidates with or merges into the Company and, in connection with the transaction, the outstanding voting shares of the Company are changed into or exchanged for cash, securities or other property, other than a transaction (a) between the Company and a Subsidiary or (b) in which the holders of the outstanding voting shares of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the outstanding

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voting shares of the surviving entity immediately after the transaction in substantially the same proportion as before the transaction; (3) the Company or any Subsidiary purchases or otherwise acquires, directly or indirectly, beneficial ownership of 40% or more of the Company's capital stock within any 12-month period; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) on any date, a majority of the Company's Board of Directors does not consist of Persons (a) who were directors at the Effective Date ("Continuing Directors") or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved. In the definition of Change of Control, "Person" has the same meaning given to it in Sections 13(d) and 14(d) of the Exchange Act, and "beneficial owner" or "beneficially owned" have the same meaning given to these terms in Rules l3d-3 and l3d-5 under the Exchange Act, except that a Person is deemed to have "beneficial ownership" of all shares that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

         "Common Stock" means the common stock, par value $0.01 per share, of the Company.

         "Comparable Treasury Issue" means a particular United States treasury security selected by the Company as having a maturity comparable to the earliest optional redemption of the Notes that would be utilized in accordance with customary financial practice, in pricing new issues of corporate debt securities.

         "Comparable Treasury Yield" means, with respect to any Redemption Date for a redemption under Paragraph 2 of Exhibit B: (a) the yield for the Comparable Treasury Issue (expressed as a yield to maturity) on the third business day preceding such Redemption Date, as set forth under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" or (b) if that release (or any successor release) is not published or does not contain the applicable prices on the applicable business day, the yield to maturity for the Comparable Treasury Issue for that redemption date quoted to the Company by an independent investment banking firm of national standing selected by the Company.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (1) an amount equal to any provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) Consolidated Interest Expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, write-downs, charges or accruals of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; minus (4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (6) cash paid in such period to pay expenses for which non-cash reserves were established in a prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Interest Expense" means for any period the sum of (i) the aggregate of the interest expense on Indebtedness of the Company and its Subsidiaries for such period, on a consolidated basis, plus (ii), without duplication, that portion of capital lease rentals of the Company and its Subsidiaries representative of the interest factor for such period, in each case as determined in accordance with GAAP.

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         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP plus, with respect to the Company, all reorganization costs and fresh-start accounting charges recognized in each such period by the Company and deducted in computing Net Income of the Company in connection with its reorganization being consummated on the Effective Date; provided that: (1) the Net Income (but not
                                   -------- ----
loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof; and (2) the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an Asset Sale shall be excluded.

         Notwithstanding the foregoing, for purposes of Section 1012(a)(3) only, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

         "Credit Agreement" means that certain Credit Agreement, dated as of March 7, 2001, by and among Chiquita Brands, Inc., as Borrower, each of the Lenders thereto and Foothill Capital Corporation, as Arranger and Administrative Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means an event or circumstance which, upon notice or the passage of time, would constitute an Event of Default.

         "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes are or become due. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such capital stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such capital stock provide that the Company may not repurchase or redeem any such capital stock pursuant to such provisions until after the Company complies with Sections 1014 and 1015.

         "Effective Date" means the date on or as of which the Issued Notes are issued.

         "Equity Interests" means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).

         "Excess Proceeds" has the meaning set forth in Section 1015(d).

         "Excluded Payments" has the meaning set forth in Section 1012.

         "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or acquires any Indebtedness (other than revolving credit borrowings) or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee,

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redemption or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to the transactions taken and without giving effect to any cost savings realized or to be realized in connection therewith resulting from operational synergies; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and (4) with respect to any calculation involving any periods prior to the Effective Date, the determination of the Fixed Charge Coverage Ratio and the elements thereof shall be made on a pro forma basis as if the Notes had been issued, and all other transactions contemplated in connection with the consummation of the reorganization of the Company had occurred on, the first day of such period.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (1) the Consolidated Interest Expense of such Person and its Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments, if any, pursuant to Hedging Obligations; plus (2) the Consolidated Interest Expense of such Person and its Subsidiaries that was capitalized during such period; plus (3) all dividend payments on any series of preferred stock of such Person or any of its Subsidiaries, other than (a) dividend payments to the Company or its Subsidiaries or (b) dividend payments on such preferred stock payable solely in Equity Interests of such Person (other than Disqualified Stock), in each case on a consolidated basis and as determined in accordance with GAAP.

         "Food-Related Businesses" means businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that if in the case of any business acquired or joint venture
         -------- ----
entered into by the Company or any of its Subsidiaries after the Effective Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

         "GAAP" means generally accepted accounting principles as in effect in the United States on the Effective Date.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of: (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker's acceptances; (4) representing Capital Lease Obligations; (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any Hedging Obligations; if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness," with respect to any

Person, includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person) and, (b) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Intercompany Debt Obligations" means any Indebtedness of the Company or any of its Subsidiaries which is owed to a different member of the group of the Company and its Subsidiaries.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the advancement of funds by the Company or any of its
--------
Subsidiaries in the ordinary course of business to growers or suppliers of food-related products as advances against payment for such products shall not constitute an Investment. Notwithstanding the foregoing, the interest of the Company or any of its Subsidiaries in an entity at the time that such entity ceases to be a Subsidiary of the Company shall not constitute an Investment.

         "Issued Notes" means $250,000,000 aggregate principal amount of Notes initially authenticated and delivered under the Indenture pursuant to this Certificate of Terms.

         "Makewhole Rate" means, for any redemption date, the annual rate equal to the yield to maturity, compounded semi-annually, of a selected Comparable Treasury Issue, assuming a yield for the selected Comparable Treasury Issue equal to the Comparable Treasury Yield for the particular redemption date.

         "Material Subsidiary" means Chiquita Brands, Inc., a Delaware corporation, Chiquita Processed Foods, L.L.C., a Delaware limited liability company, Chiquita International Limited, a Bermuda company, and Great White Fleet Ltd., a Bermuda company, any Subsidiary that controls any such Subsidiary, and any successor to any such entity resulting from the merger of such entity or the sale or transfer of all or substantially all of its assets, so long as such entity or successor is a Subsidiary of the Company.

         "Moody's" means Moody's Investors Services, Inc.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (b) any relocation expenses incurred as a result thereof, (c) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and (d) amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

         "Notes" means the Company's _____% Senior Notes due 2009 issued under the Indenture.

         "Permitted Indebtedness" means Indebtedness that falls into any of the following categories: (1) Indebtedness of the Company or any of its direct or indirect Subsidiaries outstanding on the Effective Date (including, for this purpose, the maximum amount of credit under the Credit Agreement and the maximum credit under any other revolving credit facility of any such Subsidiary, whether or not drawn on or available on such date) (other than Indebtedness described in clause (2) below); (2) the Issued Notes; (3) up to an aggregate of $250 million of Indebtedness of the Company or any of its Subsidiaries outstanding under revolving credit, term loan or other facilities (other than publicly traded or privately placed transferable securities issued by the Company or Chiquita Brands, Inc.), reduced by the maximum amount of Indebtedness that may be then borrowed under the Credit Agreement, as each may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that the proceeds of Indebtedness permitted under this clause (3) must
-------- ----
be invested in, or used in connection with, Food-Related Businesses; (4) Acquired Indebtedness of a Subsidiary incurred in the acquisition of a Food-Related Business; provided that (a) the Company has not guaranteed it and
                       -------- ----
is not otherwise legally liable for it; (b) such Indebtedness is not incurred in contemplation of the acquisition or in connection therewith, or to provide all or any portion of the funds or credit support used to consummate the transaction or series of transactions pursuant to which such Food-Related Business was acquired by the Company or one of its Subsidiaries; and (c) the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the acquisition, taken as a single period and adjusted to give pro forma effect to the acquisition, is not less than the Company's actual Fixed Charge Coverage Ratio for the same period; provided that this clause (c) shall not be applicable
                           -------- ----
to the incurrence of Indebtedness of Exportadora Chiquita-Enza Chile Ltda. in the event that such entity becomes a Subsidiary of the Company; (5) Indebtedness of the Company or any Subsidiary which is either (a) denominated in or measured by the currency of any country other than the United States, and incurred for hedging purposes in the ordinary course of business consistent with past practice or (b) a guaranty or letter of credit support obligation, not incurred for borrowed money, for Subsidiary Indebtedness incurred for hedging purposes as described in clause (a); (6) Intercompany Debt Obligations between or among the Company and any of its Subsidiaries; provided that any Intercompany Debt
                                     -------- ----
Obligations of the Company incurred after the Effective Date other than in connection with Refinancing Indebtedness must be evidenced by an intercompany note; provided, further, that (i) any subsequent issuance or transfer of any
      --------  -------
Equity Interests that results in such Indebtedness being held by a Person other than the Company or a Subsidiary and (ii) any sale or other transfer of such Indebtedness to a Person other than the Company or a Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is the Company or a continuing Subsidiary of the Company; (7) guarantees by a Subsidiary of Indebtedness of an unrelated third party which is involved in a commercial relationship with the Company or a Subsidiary in the ordinary course of business, such as a supplier, customer or service-provider; provided
                                                                      --------
that (a) the Company has not guaranteed it and is not otherwise legally liable
----
for it, (b) the indebtedness guaranteed under this clause (7) does not exceed an aggregate amount outstanding at any time of $15 million, and (c) the proceeds of the underlying Indebtedness are or have been used by the borrower in Food-Related Businesses; (8) Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity risks); and (9) additional Indebtedness (including Acquired Indebtedness) of the Company and its direct and indirect Subsidiaries up to a maximum aggregate amount outstanding at any time of $50 million.

         "Permitted Investments" means, for any Person, Investments made on or after the Effective Date consisting of: (i) Investments by the Company, or by any of its Subsidiaries, in the Company or a Subsidiary or in a Person, if as a result of such Investment (a) such Person becomes a Subsidiary of the Company or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Subsidiaries; (ii) Temporary Cash Investments; (iii) an Investment that is made as a result of the receipt of non-cash consideration from an asset sale (including the contribution of assets to a joint venture) that was made pursuant to, and in compliance with, Section 1015 by the Company or a Subsidiary or as consideration for the consummation of an asset sale that is otherwise permitted hereby; (iv) Investments consisting of (a) purchases and acquisitions of inventory, supplies, materials and equipment, or (b) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business; (v) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding, (b) loans to employees of the Company or its Subsidiaries for the sole purpose of purchasing equity of the Company; provided that the amount of any proceeds received by the
                       --------
Company shall be excluded from Section 1012(a)(3)(B) to the extent that any loans relating to such proceeds have not been repaid to the Company, (c) extensions of trade credit in the ordinary course of business, (d) prepaid expenses incurred in the ordinary course of business, and (e) loans made pursuant to agreements and arrangements entered into in connection with the issuance of Common Stock pursuant to the Plan; (vi) Investments existing on the Effective Date; (vii) Investments of the Company in connection with hedging obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk or foreign currency risk or other specific financial and other similar risks (including commodity risks); (viii) Investments consisting of endorsements for collection or deposit in the ordinary course of business; (ix) Investments in suppliers or customers that are in bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such third party to the Company or a Subsidiary;
(x) Investments paid for solely with Equity Securities (other than Disqualified Stock) of the Company; (xi) Investments paid for in cash in Food-Related Businesses (including Investments in Persons primarily engaged in one or more Food-Related Businesses or the holding of Investments therein), provided that
                                                                -------- ----
such Investments along with the amount of all other Investments made pursuant to this clause (xi) shall not exceed 10% of Adjusted Consolidated Assets at the time any such Investment is made (with each such Investment being valued as of the date made and without regard to subsequent changes in values); (xii) Investments permitted pursuant to clause (7) of the definition of "Permitted Indebtedness"; (xiii) Investments (other than investments specified in clauses
(i) through (xii) above); provided that such Investments along with the amount of all other Investments made pursuant to this clause (xiii) shall not exceed $10,000,000 (with each such Investment being valued as of the date made and without regard to subsequent changes in values).

         If a Permitted Investment made after the Effective Date pursuant to clause (xi) or (xiii) above is sold or redeemed for, or repaid in, cash, the "basket amount" set forth in the applicable clause shall be increased (replenished) by the lesser of (a) the cash return of (and on) capital with respect to such Permitted Investment and (b) the initial amount of such Permitted Investment. If a Permitted Investment made after the Effective Date pursuant to clause (xi) or (xiii) is in any Entity that subsequently becomes a Subsidiary, the "basket" amount set forth in the applicable clause shall thereupon be increased (replenished) by the initial amount of such Permitted Investment.

         "Permitted Liens" means Liens that fit into any of the following categories: (1) any Liens on assets of the Company or any Subsidiary existing on the Effective Date; (2) Liens on assets acquired after the Effective Date that were existing at the time of the acquisition by the Company or any Subsidiary thereof; provided that such liens were in existence prior to the contemplation
         -------- ----
of such acquisition; (3) Liens on assets to secure the purchase price of assets to be acquired, but only to the extent that such Liens cover the assets acquired with such Indebtedness; (4) Liens on properties of any Subsidiary which secure such Subsidiary's Indebtedness used for working capital purposes or capital expenditures relating to Food-Related Businesses which Indebtedness is permitted under Section 1011; (5) Liens securing Indebtedness of the Company or any Subsidiary to the extent permitted under clauses (3) and (5) of the definition of Permitted Indebtedness; (6) Liens on an entity or its assets existing at the time the entity becomes a Subsidiary or is merged with the Company or any of its Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such
-------- ----
acquisition or merger and do not extend to any assets other than those (a) of the Person or Persons that become Subsidiaries or are merged with the Company or
(b) acquired by the Company or a Subsidiary; (7) Liens on working capital assets which secure Indebtedness that is permitted under Section 1011; (8) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens (a) arising in the ordinary course of business and (b) for amounts (i) not overdue for more than 90 days or (ii) being contested in good faith by appropriate proceedings; (9) judgment Liens and other similar Liens arising in the ordinary course of business, provided that (a) the enforcement of the Liens is stayed,
                    -------- ----
(b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings; and (c) the judgment would not otherwise constitute a Default or Event of Default under the Indenture; (10) Liens securing Intercompany Debt Obligations; (11) Liens for taxes not yet due and payable or being contested in good faith, provided that any reserve or other
                                          -------- ----
appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (12) Liens on property of a foreign Subsidiary to secure

Indebtedness of that foreign Subsidiary that is otherwise permitted under the terms of the Notes; (13) liens in accordance with customary banking practice to secure Indebtedness in connection with foreign trade; (14) easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business; (15) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation; (16) deposits to secure letters of credit and bank guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, interest rate, foreign exchange and commodity hedging transactions and other similar obligations incurred in the ordinary course of business; and (17) any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any of the foregoing; provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets unless otherwise permitted under
Section 1009.

         "Plan" means the Plan of Reorganization of the Company under Chapter 11 of the United States Bankruptcy Code.

         "Public Equity Offering" means an underwritten primary public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act.

         "Purchase Date" means a date fixed by the Company that is no earlier than 30 days and no later than 60 days after the mailing of notice to Holders of Notes of the occurrence of a Change of Control or after the mailing of an Asset Sale Offer, as the case may be.

         "Purchase Price" has the meaning set forth in Section 1015.

         "Refinancing" has the meaning specified in the definition "Refinancing Indebtedness."

         "Refinancing Indebtedness" means any renewals, extensions, deferrals, amendments, supplements, modifications, exchanges, refundings or other refinancings, whether or not by the same obligor (collectively, "Refinancing") of: (1) any Indebtedness of the Company or any of its Subsidiaries outstanding on the Effective Date, including for this purpose the maximum credit under the Credit Agreement or any other revolving credit facility of any such Subsidiary, whether or not drawn or available on such date or (2) other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries pursuant to the terms of the Notes (including the Notes), but only to the extent that (a) the aggregate amount of Indebtedness represented thereby is not increased by the refinancing, (b) such Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (c) such Indebtedness (other than Indebtedness incurred in exchange for, refunding or refinancing of the Notes) is subordinated in right of payment to the Notes to the same extent as the Indebtedness being refinanced and (d) in the case of any Refinancing of the Notes, the Company is the sole obligor on such Refinancing Indebtedness.

         A "Related Party" means: (1) any individual or entity who directly or indirectly holds 10% or more of any class of the Company's capital stock, (2) any officer or director of the Company or (3) any relative of a Person described in (1) or (2) who is related by blood, marriage or adoption, not more remote than a first cousin.

         A "Restricted Investment" is an Investment made after the Effective Date other than a Permitted Investment.

         A "Restricted Payment" occurs if the Company or any of its Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of the Company's or any of its Subsidiaries' Equity Interests or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Company or any of its

Subsidiaries or (ii) to the Company or any of its Subsidiaries) or (b) purchases, redeems or retires for value Equity Interests of the Company or any of its Subsidiaries (other than Equity Interests owned by the Company or any of its Subsidiaries); (2) make any principal payment on or with respect to, or redeems, repurchases, defeases or otherwise acquires or retires for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes or (3) makes any Restricted Investment.

         "S&P" means Standard and Poor's Rating Services, a division of McGraw Hill, Inc.

         "Sale and Leaseback Transaction" means any arrangement with any Person providing for the lease by the Company or any of its Subsidiaries of property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing; provided that the definition of "Sale and Leaseback Transaction" shall not include any transaction in which the Company or any of its Subsidiaries sells, and then leases back, (1) any assets with a lease term of three years or less and with the intent that the use of such assets by the Company or its Subsidiaries will be discontinued by the expiration of such period, (2) individual or related items of property that have an aggregate fair market value of $5 million or less, or (3) ships, trucks, containers or other similar equipment purchased by the Company or its Subsidiaries from a Person other than the Company or one its Subsidiaries if, within one hundred twenty (120) days of the such acquisition, a sale and leaseback is consummated.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Surviving Entity" has the meaning specified in Section 801.

         "Temporary Cash Investments" means (i) investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by S&P and A-2 by Moody's (any such bank, an "Approved Bank") maturing within 365 days of purchase; (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A by S&P and A-2 by Moody's, in each case maturing within 365 days of purchase; (v) Investments in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) through (iv); and (vi) in the case of the Company's non-U.S. Subsidiaries, short-term investments made in the ordinary course of business and consistent with past practice.

         "Voting Shares" means stock of the class or classes having general voting power under ordinary circumstances to elect the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Warrant Agreement" means that certain Warrant Agreement, dated as of March [___], 2002, by and between the Company and American Security Transfer Company, Limited Partnership, as Warrant Agent.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years calculated as a fraction, the numerator of which is a sum determined by adding, for each then remaining installment, sinking fund, serial maturity or other required payment of principal of such Indebtedness, including payment at final maturity, the product of (a) the amount of such payment times (b) the number of years (calculated to the nearest one-twelfth) that will elapse until the making of such payment; and the denominator of which is the then outstanding principal amount of such Indebtedness.

                                    Exhibit B
                              Redemption Provisions

         The Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, as set forth below. The provisions of Article XI of the Indenture shall apply to any redemption described in Paragraphs 1, 2 or 3 below.

         1.       Redemption after March 15, 2005.

         On or after March 15, 2005 the Notes will be subject to redemption at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

         Year                                      Percentage
         ----                                      ----------

         2005 ..........  ______%   [100% plus 1/2 of Senior Note Interest Rate]
         2006 ..........  ______%   [100% plus 3/8 of Senior Note Interest Rate]
         2007 ..........  ______%   [100% plus 1/4 of Senior Note Interest Rate]
         2008 .......... 100.000%

provided, however, that if the notice of redemption is mailed prior to an
--------  -------
Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

         2.       Makewhole Redemption.

         The Company may choose to redeem the Notes at any time prior to March 15, 2005 upon the terms and subject to the conditions set forth in this paragraph. The Company may redeem all or any portion of the Notes, at once or from time to time, after giving the required notice under the Indenture. To redeem the Notes prior to March 15, 2005, the Company must pay a Redemption Price equal to the greater of:

         (a)      100% of the principal amount of the Notes to be redeemed, and

         (b) the sum of the present values of (i) the Redemption Price of the Notes at March 15, 2005 (such Redemption Price being __%,/1/ as set forth in Paragraph 1 of this Exhibit B to the Certificate of Terms) and (ii) any interest due on the Notes through March 15, 2005, in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Makewhole Rate plus 25 basis points, plus, in either case, accrued and unpaid interest, if any, to the Redemption Date; provided, however,
                                                             --------  -------
that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

         Any notice to Holders of Notes of such a redemption shall include the appropriate calculation of the Redemption Price, but is not required to include the Redemption Price itself. The actual Redemption Price, calculated as described above, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the Redemption Date.


_________________________

/1/      This amount will be 100% plus 1/2 of the Senior Note Interest Rate.

         3.       Equity Clawback.

         At any time and from time to time, prior to March 15, 2005, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a Redemption Price equal to ___%/2/ of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided, however,
                                                             --------  -------
that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice; provided, however, that if the notice of
                                        --------  -------
redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.


____________________

/2/    This amount will be 100% plus the Senior Note Interest Rate.

                                    Exhibit C
                                    Covenants

SECTION 501A.  Additional Events of Default.

         In addition to the provisions set forth in Section 501, the following shall constitute an "Event of Default":

         (10)  a failure by the Company to comply with its obligations under
Section 1014 and Section 1015.

SECTION 803.   Additional Provisions.

         In addition to the provisions set forth in Section 801:

         (a) The Company shall not consolidate with or merge into any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person unless immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), either (i) the Company (in the case of clause (i) of Section 801(1) of the Indenture) or the Surviving Entity (in the case of clause (ii) thereof) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness or Refinancing Indebtedness) pursuant to Section 1011 determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period or (ii) the Fixed Charge Coverage Ratio of the Company (in the case of clause (i) of Section 801(1) of the Indenture) or of the Surviving Entity (in the case of clause (ii) thereof), determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio for the Company for the most recently completed four-quarter period prior to the transaction.

         (b) Notwithstanding the provisions of Section 803(a), if the Company effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (a) above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if (i) the Surviving Entity (1) was formed for the purpose of effecting such transaction,
(2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no Indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional "Indebtedness" or "liabilities", contingent or otherwise, of any kind whatsoever in excess of that which the Company had immediately prior to such transaction and (5) immediately after such transaction was engaged in the same business as the Company was engaged in immediately prior to such transaction and
(ii) the holders of the outstanding Voting Shares of the Company immediately prior to the transaction own, directly or indirectly, the outstanding Voting Shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction.

SECTION 902A.  Supplemental Indentures with Consent of Holders.

         In addition to the provisions set forth in Section 902, no supplemental indenture shall, without the consent of the Holders of each Outstanding Note affected thereby:

         (12) make any change to Section 1014 after a Change of Control has occurred.

SECTION 1009.  Limitations on Liens.

         The Company will not, and will not permit any Subsidiary to, create, assume, incur or permit any Lien upon any of their respective assets without providing for all the Notes to be secured equally and ratably with the Indebtedness or other obligations secured by such Lien, so long as any such Indebtedness or other obligations shall be so secured, except for
(i) Permitted Liens and (ii) Liens, not including Permitted Liens, which at any time secure Indebtedness in an amount up to $50 million; provided that the
                                                         -------- ----
amount available for these Liens must be reduced by the aggregate "value" of Sale and Leaseback Transactions entered into and permitted pursuant to Section 1010(b); provided, further, that in no case will the amount set forth in clause
         --------  -------
(ii) be reduced below zero.

SECTION 1010.  Limitation on Sale and Leaseback Transactions.

         (a) The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

         (b) Notwithstanding Section 1010(a), the Company or any of its Subsidiaries may enter into a Sale and Leaseback Transaction if (1) the Company or such Subsidiary, as applicable, could have (A) incurred Indebtedness under
Section 1011(a) in an amount equal to the Indebtedness required to be recorded under GAAP relating to such Sale and Leaseback Transaction and (B) incurred a Lien to secure such Indebtedness pursuant to Section 1009; and (2) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction. In the case of any Sale and Leaseback Transaction of an individual item of property having a fair market value $10 million or more, such fair market value shall be set forth in an Officers' Certificate delivered to the Trustee.

         (c)   The term "value" shall, for the purpose of this Section 1010 and
Section 1009, mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Leaseback Transaction or
(ii) the fair market value of such property at the time of entering into such Sale and Leaseback Transaction, in each such case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

SECTION 1011.  Limitation on Indebtedness.

         (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or guarantee the payment of any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock to any Person other than the Company or its Subsidiaries unless, after giving effect to the transaction, the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which internal financial statements are available immediately preceding the date of such transaction, taken as a single period, is (1) if, at the Calculation Date (as defined in the definition of Fixed Charge Coverage Ratio), the most recent fiscal quarter for which internal financial statements are available ended on or prior to December 31, 2002, 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (2) if at the Calculation Date the most recent fiscal quarter for which internal financial statements are available ended on or after March 31, 2003, 2.5 to 1 or greater, determined on the same pro forma basis.

         (b) Notwithstanding Section 1011(a), the Company and its Subsidiaries may create or incur Permitted Indebtedness and Refinancing Indebtedness.

         (c) For the purposes of determining any particular amount of Indebtedness, there shall not be included the amount of any guarantees of (or obligations with respect to letters of credit supporting, or joint or joint and several obligations in respect of) Indebtedness, the amount of which is otherwise included. For purposes of determining compliance with Section 1011(b), in the event that an item of Indebtedness meets the criteria of more than one of the clauses of the definition of Permitted Indebtedness or Refinancing Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and shall be required to include the amount and type of such Indebtedness in only one of such clauses.

SECTION 1012.  Limitation on Restricted Payments.

         (a) The Company will not, and will not permit any Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met: (1) no Default or Event of Default under the Indenture shall have occurred and be continuing (or would result therefrom), (2) at the time of and after giving effect to any proposed Restricted Payment, the Company would be able to incur at least $1.00 of Indebtedness under Section 1011(a); and (3) such payment, along with the aggregate amount of all Restricted Payments declared or made on or after the Effective Date may not exceed the sum of (A) 50% of the Company's total Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Effective Date occurs and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which internal financial statements are available (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus (B) the aggregate net cash proceeds received by the Company on or after the Effective Date (i) as capital contributions or (ii) from the issuance and sale of (x) Equity Interests of the Company to any Person or entity other than a Subsidiary, excluding the issuance or sale of Disqualified Stock or (y) any other securities of the Company which
(a) are convertible into or exchangeable or exercisable for Equity Interests of the Company, other than Disqualified Stock and (b) have been converted, exchanged or exercised; plus (C) to the extent that any Restricted Investment that was made after the Effective Date is sold or redeemed for, or repaid in, cash, the lesser of (i) the cash return of (and on) capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment plus (D) the initial amount of any Restricted Investment(s) made after the Effective Date in an Entity that subsequently becomes a Subsidiary.

         If a Restricted Payment having a value in excess of $10 million is not made in cash, its value must be determined by the Company's board of directors, evidenced by a resolution of the board of directors.

         (b) The provisions of Section 1012(a) shall not prohibit the following (the "Excluded Payments"): (1) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (1) on or after the Effective Date, does not exceed $25 million; (2) the payment of any dividend, within 60 days after it was declared, if at the date it was declared, the payment would have been permitted; (3) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company (or subordinated Indebtedness of the Company or its Subsidiaries) in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that, in
                                                              -------- ----
each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(B) of Section 1012(a); (4) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests, or a redemption of its Equity Interests, on a pro rata basis; (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director, officer, employee or agent of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement in effect on the Effective Date or adopted or approved thereafter by the Company's board of directors; provided that the
                                                            -------- ----
aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) shall not exceed $5 million in any twelve-month period; (6) the periodic purchase of Equity Interests of the Company for contribution to employee benefit plans not to exceed $5 million in any twelve-month period; (7) the purchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants; (8) the payment of the Black Scholes Payment Amount (as defined in the Warrant Agreement); (9) the payment of the Subclass 4B Supplemental Distribution (as defined in the Plan); or (10) a Subsidiary of the Company declaring or making payment of a dividend on, or making of any distribution in respect of or repurchasing or redeeming, its Equity Interests on a basis that is not on a pro rata basis to all holders of its Equity Interests; provided that such dividend, distribution, repurchase
                         -------- ----
or redemption is consistent with the priority and proportionate to the amount of the corresponding investment in such Subsidiary's Equity Interest.

         (c) Not later than five days after the making of a Restricted Payment (other than an Excluded Payment) which exceeds $5.0 million, the Company shall deliver to the Trustee an Officer's Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 1012 were computed.

SECTION 1013.  Transactions with Related Persons.

         (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person unless the following conditions are met: (1) the transaction or series of transactions must be on terms which are as favorable to the Company or the Subsidiary, as the case may be, as would be available in a comparable transaction with an unrelated third party; (2) if the transaction or series of transactions involves aggregate payments of $5 million or more, then the Company must, within 20 days, deliver an Officer's Certificate to the Trustee for the Notes certifying that the transaction complies with clause (1) above; (3) if the transaction or series of transactions involves aggregate payments of $10 million or more, then the transaction or series of transactions must be approved by the Company's board of directors, including the approval of a majority of directors who are not Related Persons in connection with the transaction or transactions being approved; and
(4) if the transaction or series of transactions involves aggregate payments of $25 million or more, then the Company must deliver to the Trustee an opinion as to the fairness from a financial point of view to the Company and its Subsidiaries, taken as a whole, of such transaction or series of transactions issued by an accounting, appraisal or investment banking firm of national standing.

         (b) The provisions of Section 1013(a) shall not prohibit any employment arrangement or transactions relating to benefit plans with any employee, consultant or director of the Company or any Subsidiary that is entered into by the Company or any Subsidiary in the ordinary course of business and consistent with past practices of the Company or such Subsidiary; (2) payment of reasonable directors' fees; (3) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business otherwise permitted pursuant to the term of the Notes; (4) Restricted Payments that are permitted pursuant to Section 1012; (5) issuances of Equity Interests by the Company; and (6) any transaction between or among the Company and one or more of its Subsidiaries or among one or more Subsidiaries of the Company entered into in the ordinary course of business.

SECTION 1014.  Purchase of Notes upon a Change of Control.

         (a) In the event that there occurs at any time a Change of Control, each Holder of Notes shall have the right, at such Holder's option, to require the Company to purchase all or any part (in integral multiples of $1,000) of such Holder's Notes on the Purchase Date at a purchase price (the "Purchase Price") payable in cash of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in Subsections (b) and (c) of this Section.

         (b) Within thirty days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each Holder of Notes, at his address appearing in the Debt Security Register, a notice stating:

               (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at the Purchase Price (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), together with such information as the Company deems relevant or as may be required to be disclosed pursuant to applicable securities or other laws regarding such Change of Control;

               (2)   the Purchase Date;

                  (3)  the Purchase Price;

                  (4) the place at which Notes are to be presented and surrendered for purchase; and

                  (5) that interest accrued to the Purchase Date will be paid as specified in such notice and that, unless the Company shall default in payment of the Purchase Price, after the Purchase Date interest thereon will cease to accrue with respect to any Notes presented and surrendered for purchase.

         (c) Holders of Notes electing to have such Notes purchased will be required to surrender such Notes to the Company at the address specified in the notice by the close of business on the fifteenth day prior to the Purchase Date. Any such surrender of Notes for purchase by the Company shall be irrevocable. No Notes shall be deemed to have been presented and surrendered until such Notes are actually received by the Company or its designated agent. Holders of Notes whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

         (d) Notwithstanding anything to the contrary herein or in the Debt Securities of any series, the Company shall not be obligated to give notice to Holders of Debt Securities of any series or to purchase Debt Securities with respect to more than one Change of Control.

SECTION 1015.  Limitation on Sale of Assets.

         (a) The sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 1014 and/or the provisions of Section 801 and not by the provisions of this Section 1015.

         (b) The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (1) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (2) if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of is greater than $25 million, the Asset Sale is approved by the Company's board of directors; and (3) at least 75% of the consideration received by the Company or such Subsidiary for the assets or Equity Interests issued or sold is in the form of cash. For purposes of this Section 1015, each of the following shall be deemed to be cash: (a) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets; and (b) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 90 days thereafter (to the extent of the cash received in that conversion).

         (c) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Subsidiaries may apply such Net Proceeds at their option (1) to permanently repay indebtedness under any credit facility of the Company or any of its Subsidiaries; (2) to purchase, or commit to purchase, the assets of, or a majority of the voting Equity Interests of, a Food-Related Business; (3) to make, or commit to make, a capital expenditure; or
(4) to acquire, or commit to acquire, other assets that are used or useful in, or ancillary to, a Food-Related Business that is owned by the Company or any of its Subsidiaries; provided that if any such commitment terminates for any
                  -------- ----
reason, the Company shall, within 45 days after such termination, apply such Net Proceeds in accordance with the provisions of this Section 1015(c) or Section 1015(d). Pending the final application of any such Net Proceeds, the Company or any of its Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the terms of the Notes.

         (d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph, other than any such Net Proceeds held by a Subsidiary of the Company to the extent that such Subsidiary is restricted, by law, its charter or other governing instruments or any agreement, from transferring such Net Proceeds to the Company or any of its Subsidiaries, whether by dividend or otherwise, will constitute "Excess Proceeds." Within 15 days after the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an offer (an "Asset Sale Offer") to all holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 1015, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of such Excess Proceeds. The offer price in any Asset Sale Offer with respect to the Notes will be equal to 100% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), and will be payable in cash.

         (e) The Asset Sale Offer shall be made by first-class mail, postage prepaid, to the Trustee and to each Holder of Notes, at his address appearing in the Debt Security Register. The notice shall state:

                  (1) that such Holder has the right to require the Company to purchase such Holder's Notes at the purchase price set forth above (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), together with such information as the Company deems relevant or as may be required to be disclosed pursuant to applicable securities or other laws regarding such Asset Sale Offer;

                  (2)  the purchase price set forth above;

                  (3)  the Purchase Date;

                  (4) the place at which Notes are to be presented and surrendered for purchase; and

                  (5) that interest accrued to the Purchase Date will be paid as specified in such notice and that, unless the Company shall default in payment of the purchase price, after the Purchase Date interest thereon will cease to accrue with respect to any Notes presented and surrendered for purchase.

         (f) Holders of Notes electing to have such Notes purchased will be required to surrender such Notes to the Company at the address specified in the notice by the close of business on the fifteenth day prior to the Purchase Date. Any such surrender of Notes for purchase by the Company shall be irrevocable. No Notes shall be deemed to have been presented and surrendered until such Notes are actually received by the Company or its designated agent. Holders of Notes whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

         (g) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the terms of the Notes. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SECTION 1016.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock to the Company or any of the Company's Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of the Company's Subsidiaries which own, directly or indirectly, any of such Subsidiary's Equity Interests or (c) make loans or advances to the Company or any of the Company's Subsidiaries; except for encumbrances or restrictions existing under or by reason of (1) existing Indebtedness as in effect on the Effective Date; (2) the Indenture and the Notes; (3) applicable law; (4) any agreement or instrument applicable to or binding on a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of such acquired Person's Indebtedness,
          -------- ----
such Indebtedness was permitted to be incurred by the terms of the Notes; (5) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by such Subsidiary pending its sale or other disposition; (6) Refinancing Indebtedness if (A) the encumbrances or restrictions, taken as a whole, are not materially more restrictive than is customary in comparable financings (as determined in good faith by the Company); (B) any such encumbrances or restrictions will not materially adversely affect the Company's ability to make principal or interest payments on the Notes (as determined in good faith by the Company) and (C) the Company delivers an Officer's Certificate to the Trustee stating that the incurrence of such Refinancing Indebtedness complies with this clause; (7) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and (8) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business.

SECTION 1017.  Business Activities.

         The Company will not, and will not permit any Subsidiary to, engage in any business other than Food-Related Businesses.

SECTION 1018.  Reports.

         Whether or not required by the Commission, so long as any Notes are outstanding, the Company will file with the Commission (or, if the Commission will not accept such filings, furnish to the Trustee) within the time periods specified in the Commission's rules and regulations (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

SECTION 1019.  Rating.

         The Company shall use its reasonable best efforts to obtain a rating for the Notes from either Moody's or S&P. The Company shall notify the Trustee and Debt Security Registrar of such rating, including the date received, prior to the next succeeding Interest Payment Date. In the event that no such rating is obtained within one year following the Effective Date, the annual interest rate on the Notes shall increase by 0.50% from the first anniversary of the Effective Date until the day such rating is obtained, whereupon the interest rate will, from that day forward, revert to the original annual rate of the Notes.

SECTION 1020.  Payments for Consent.

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 1021. Defeasance of Certain Obligations.

         The Company may omit to comply with any term, provision or condition set forth in Sections 803(a), 1009, 1010, 1011, 1012, 1013, 1014, 1015, 1016,
1017, 1018 and 1019 of this Certificate of Terms and any such omission with respect to such Sections shall not be an Event of Default, in each case with respect to the Notes, provided that the following conditions have been
                      -------- ----
satisfied:

         (1) with respect to all Outstanding Notes not theretofore delivered to the Trustee for cancellation, the Company shall have deposited or caused to be deposited with the Trustee for the Notes as trust funds or obligations in trust an amount of cash, U.S. Government Obligations or a combination of cash and U.S. Government Obligations, in each case in an amount which, together with, as evidenced by a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, the predetermined and certain income to accrue on any U.S. Government Obligations when due (without the consideration of any reinvestment thereof) is sufficient to pay and discharge when due the entire indebtedness on all such Outstanding Notes for unpaid principal and interest to the Stated Maturity or any Redemption Date, as the case may be;

         (2) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

         (3) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(6) or Section 501(7) of the Indenture or event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 501(6) or Section 501(7) of the Indenture shall have occurred and be continuing on the 91st day after such date;

         (4) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

         (5) the Company has delivered to the Trustee an Opinion of Counsel stating that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

         (6) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated in this Section have been complied with.

         All the obligations of the Company under the Indenture with respect to the Notes, other than with respect to Section 803(a) and Sections 1009 through 1019 hereof, shall remain in full force and effect. Anything in this Section 1021 to the contrary notwithstanding, the Trustee for the Notes shall deliver or pay to the Company, from time to time upon Company Request, any money or U.S. Government Obligations held by it as provided in this Section 1021 which, as expressed in a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, are in excess of the amount thereof which would then have been required to be deposited for the purpose for which such money or U.S. Government Obligations were deposited or received, provided such delivery can be made without liquidating any U.S. Government Obligations.

                                    EXHIBIT D
                               Form of Global Note

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Debt Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until this Debt Security is exchanged in whole or in part for Debt Securities in definitive form.

Note No. _____                                                     $250,000,000

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                            __% SENIOR NOTE DUE 2009

                                                               CUSIP 170032 AN 6

     CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (herein called the "Company") which term includes any successor corporation under an Indenture hereinafter referred to, for value received, hereby promises to pay to Cede & Co. or registered assigns upon presentation and surrender of this Senior Note the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS (U.S. $250,000,000) on March 15, 2009, and to pay interest thereon on September 15, 2002 and thereafter on March 15 and September 15 in each year, accruing from March __, 2002 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of __% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Senior Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Regular Record Date for such interest which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for, and interest on such Defaulted Interest at the then applicable interest rate borne by the Senior Notes, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Senior Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice whereof shall be given to Holders of Senior Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in Cincinnati, Ohio, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Interest shall be computed on the basis of a 360-day year of four 90-day quarters or twelve 30-day months.

     This Senior Note (as defined herein) is one of a duly authorized issue of Senior Debt Securities of the Company (herein called the "Debt Securities") of the series hereinafter specified, which series is limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $300,000,000, all such Debt Securities issued and to be issued under the Indenture dated as of March 15, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture), and by a Board

Resolution dated March __, 2002 (herein called the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Debt Securities and of the rights, duties, obligations and immunities and the Company and the Trustee for each series of Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. As provided in the Indenture, the Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, in various authorized denominations, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Senior Note is one of a series of Debt Securities designated in the Indenture as __% Senior Notes due 2009 (the "Senior Notes"). This Senior Note represents the $250,000,000 aggregate principal amount of Senior Notes initially issued on March __, 2002.

     The Indenture contains provisions for defeasance at any time of (a) the entire principal amount of all of the Debt Securities, (b) certain restrictive covenants and (c) certain Events of Default, in each case upon compliance with certain conditions set forth therein.

     The Indenture provides that if the Company fails to obtain a rating for the Senior Notes within one year following the Effective Date, the annual interest rate on the Notes shall increase by 0.50% from the first anniversary of the Effective Date until the day such rating is obtained, whereupon the interest rate will, from that day forward, revert to the original annual rate of the Senior Notes.

     The Senior Notes are subject to redemption at the option of the Company, in whole (except as provided in paragraph (c), below) or in part, upon not less than 30 nor more than 60 days' notice, as set forth below and as further described in the Indenture.

     (a) On or after March 15, 2005 the Senior Notes are subject to redemption at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

     Year                                Percentage
     ----                                ----------
     2005                                ________%
     2006                                ________%
     2007                                ________%
     2008                                 100.000%

     (b) Prior to March 15, 2005, the Senior Notes are subject to redemption at a redemption price equal to the greater of: (i) 100% of the principal amount of the Senior Notes to be redeemed, or (ii) a discounted present value, calculated as specified in the Indenture, of the sum of the principal that would have been payable upon redemption on March 15, 2005, as set forth in the preceding paragraph, and any interest that would have accrued from the redemption date through March 15, 2005, together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date).

     (c) Prior to March 15, 2005, up to a maximum of 35% of the original aggregate principal amount of the Senior Notes is subject to redemption with the proceeds of one or more underwritten public equity offerings by the Company of its common stock, as provided in the Indenture, at a redemption price equal to ___% of the principal amount of the Senior Notes, together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date), provided that after giving effect to the redemption, at least 65% of the original aggregate principal amount of Senior Notes remains outstanding.

     If less than all of the Senior Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed by lot.

     If a Change of Control occurs at any time, each Holder of the Senior Notes shall have the right to require that the Company purchase such Holder's Senior Notes in whole or in part in integral multiples of $1,000 at a purchase price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Purchase Date.

     In the case of a purchase of Senior Notes in connection with a Change of Control, interest accrued to the Purchase Date will be paid as specified in a notice from the Company and, unless the Company shall default in payment of the Purchase Price, after the Purchase Date interest will cease to accrue with respect to any Senior Notes presented and surrendered for purchase.

     Pursuant to the Plan, the aggregate principal amount of Issued Notes outstanding may be reduced as a result of undeliverable or unclaimed distributions as of March __, 2003. To the extent such Issued Notes are undeliverable or unclaimed, they shall be retired to the status of unissued Notes and any interest payable with respect thereto shall be reimbursed to the Company.

     The Indenture requires that the Company may be required to make an Asset Sale Offer to repurchase outstanding Senior Notes at a repurchase price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, with the Excess Proceeds of Asset Sales.

     If an Event of Default with respect to the Senior Notes shall occur and be continuing, there may be declared due and payable in the manner and with the effect provided in the Indenture the principal of this Senior Note, plus all accrued and unpaid interest to and including the date the Senior Notes become due and payable.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of any series of Debt Securities under the Indenture at any time by the Company and the Trustee of any series of Debt Securities with the consent of the Holders of more than 50% in the aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by or on behalf of the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Senior Note.

     No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Senior Note at the times, place and rate herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable on the Debt Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company maintained for such purpose in Cincinnati, Ohio or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Debt Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Senior Notes are issuable only in registered form without coupons; beneficial owners may hold denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a like tenor and of a different authorized denomination, as requested by the Holder or beneficial owner surrendering the same.

     No service charge shall be made to the Holders for any registration of transfer or exchange or redemption of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to and at the time of due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

     All terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     This Senior Note shall be governed by and construed in accordance with the laws of the State of New York.

     Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March __, 2002

                                           CHIQUITA BRANDS INTERNATIONAL, INC.

                                           By:__________________________________
                                              Name:
                                              Title:

                          CERTIFICATE OF AUTHENTICATION

     This is one of the Debt Securities of the series designated herein described in the within mentioned Indenture.

                                           WELLS FARGO BANK MINNESOTA,
                                           NATIONAL ASSOCIATION, as Trustee



                                           By:__________________________________
                                              Authorized Officer

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE


________________________________________________________________________________
                   Please print or typewrite name and address
                      including postal zip code of assignee


________________________________________________________________________________
the within Senior Note of Chiquita Brands International, Inc. and does hereby irrevocably constitute and appoint____________________________________ to transfer the said Senior Note on the books of the Company, will full power of substitution in the premises.

Dated:_________________________________

                                        ________________________________________
                                        NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.